Filed under Rule 433

File No 333-183621

Final Term Sheet

April 2, 2013

THE HOME DEPOT, INC.

$1,000,000,000 2.700% Senior Notes due 2023

$1,000,000,000 4.200% Senior Notes due 2043

Issuer:	The Home Depot, Inc.

Title of Securities:	$1,000,000,000 2.700% Senior Notes due April 1, 2023 (the “Notes due 2023”) $1,000,000,000 4.200% Senior Notes due April 1, 2043 (the “Notes due 2043”)

Principal Amount:	Notes due 2023: $1,000,000,000 Notes due 2043: $1,000,000,000

Expected Ratings (Moody’s/S&P)*:	A3 / A- (positive outlook / stable outlook)

Trade Date:	April 2, 2013

Settlement Date (T+3):	April 5, 2013

Maturity Date:	Notes due 2023: April 1, 2023 Notes due 2043: April 1, 2043

Interest Payment Dates:	Notes due 2023: Semi-annually on each April 1 and October 1, commencing October 1, 2013 Notes due 2043: Semi-annually on each April 1 and October 1, commencing October 1, 2013

Optional Redemption:

Notes due 2023: Prior to January 1, 2023, make-whole call at T+15 bps; par call on and after January 1, 2023

Notes due 2043: Prior to October 1, 2042, make-whole call at T+20 bps; par call on and after October 1, 2042

Treasury Benchmark:	Notes due 2023: 2.000% due February 15, 2023 Notes due 2043: 2.750% due November 15, 2042

Benchmark Yield:	Notes due 2023: 1.868% Notes due 2043: 3.125%

Spread to Benchmark:	Notes due 2023: 85 bps Notes due 2043: 110 bps

Reoffer Yield:	Notes due 2023: 2.718% Notes due 2043: 4.225%

Coupon:	Notes due 2023: 2.700% per annum Notes due 2043: 4.200% per annum

Price to Public:	Notes due 2023: 99.844% Notes due 2043: 99.578%

CUSIP/ISIN:	Notes due 2023: 437076AZ5 / US437076AZ51 Notes due 2043: 437076BA9 / US437076BA91

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Goldman, Sachs & Co.

RBC Capital Markets, LLC

RBS Securities Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Barclays Capital Inc. toll-free at 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com, (ii) J.P. Morgan Securities LLC collect at 1-212-834-4533, (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or by e-mailing dg.prospectus_requests@baml.com or (iv) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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